Exhibit 4.1

[FORM OF WARRANT TO PURCHASE COMMON STOCK]

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF ONLY IF SUCH SECURITIES HAVE BEEN REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR SUCH STATE SECURITIES LAWS.

WARRANT No. _______

to purchase

Shares of Common Stock

GRANITE POINT MORTGAGE TRUST INC.
a Maryland Corporation

Issue Date: September 25, 2020

THIS COMMON STOCK PURCHASE WARRANT (this “Warrant”) certifies that, for value received,                 or its permitted assigns (the “Warrantholder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time and from time to time on or after September 25, 2021 (the “Initial Exercise Date”) and on or prior to 5:00 p.m., New York City time, on September 25, 2026 (the “Expiration Time”), to subscribe for and purchase from Granite Point Mortgage Trust Inc., a Maryland corporation (the “Company”), up to                 duly authorized, validly issued, fully paid and nonassessable shares of Common Stock (as subject to adjustment hereunder, the “Shares” and each a “Share”). The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price (as defined below). The Exercise Price and the number of Shares to be purchased upon exercise of this Warrant are subject to adjustment as hereinafter provided.

1.	Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meanings indicated.

“Adjusted Core Earnings” means, in respect of any period and as determined for the Company and its subsidiaries on a consolidated basis, Core Earnings for such period, adjusted to exclude the impact, if any, to net income of any costs and expenses incurred during such period in connection with the internalization of the Company’s management, including, without limitation, the payment of any settlement with, or judgment or arbitral award in favor of, Pine River Capital Management L.P. in connection therewith.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ability to exercise voting power, by contract or otherwise.

“Allianz” means Allianz SE, a German company.

“Board of Directors” means the board of directors of the Company, including any duly authorized committee thereof.

“Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

“Capital Stock” means (A) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (B) with respect to any Person that is not a corporation or company, any and all partnership or other equity interests of such Person.

“Cashless Exercise” has the meaning set forth in Section 4.

“Common Stock” means the Company’s common stock, $0.01 par value per share.

“Company” has the meaning set forth in the Preamble.

“Core Earnings” means, in respect of any period and as determined for the Company and its subsidiaries on a consolidated basis, the net income (loss) of the Company and its consolidated subsidiaries attributable to the Company’s common stockholders for such period, computed in accordance with GAAP, and excluding (1) non-cash equity compensation expense, (2) any “Incentive Compensation” as defined and calculated pursuant to that certain Management Agreement, dated as of June 28, 2017, between the Company and Pine River Capital Management L.P., (3) depreciation and amortization, (4) any unrealized gains or losses or other similar non-cash items that are included in net income for such period, regardless of whether such items are included in other comprehensive income or loss or in net income for such period, and (5) one-time events pursuant to changes in GAAP and certain material non-cash income or expense items, in each case, after discussions between Pine River Capital Management L.P. and the Independent Directors, and approved in writing by both a majority of the Independent Directors on the Board of Directors and the board of directors of the Required Lenders (as defined in the Credit Agreement); provided that once the internalization of the Company’s management is complete, (i) clause (2) above shall be deemed removed in its entirety from this definition of “Core Earnings” and replaced with a reference to “(2) [reserved],” and (ii) the reference to “Pine River Capital Management L.P.” in clause (5) of this definition of “Core Earnings” shall be deemed removed and replaced with a reference to “the Company;” provided further that, (a) Core Earnings, as calculated pursuant to this definition, shall be deemed equal to or less than “core earnings” as disclosed by the Company in its Form 10-K and 10-Q for the equivalent period of determination, and in the event that Core Earnings as calculated pursuant to this definition, results in a higher number for such period of determination compared to “core earnings” as disclosed by the Company in its Form 10-K or 10-Q for such period of determination, then for the purposes of this definition, Core Earnings shall equal “core earnings” as disclosed by the Company in its Form 10-K and 10-Q for such period of determination and (b) the exclusion of depreciation and amortization in the calculation of Core Earnings shall only apply to depreciation and amortization related to Target Investments that are structured as debt to the extent that the Company or its applicable consolidated subsidiary forecloses upon the property or properties underlying such debt.

“Credit Agreement” means that certain Term Loan Credit Agreement, dated on or about the Issue Date, by and among the Company, as a loan party, Granite Point Operating Company LLC, as a borrower, the other borrowers party thereto, the lenders from time to time party thereto, and Wilmington Trust, National Association, as administrative and collateral agent, as amended, restated, supplemented or otherwise modified from time to time.

“Cumulative Adjusted Core Earnings” means, at any time (the “Reference Time”), an amount (which shall not be less than zero) equal to 100% of Adjusted Core Earnings for the period from the first day of the fiscal quarter of the Company during which the Closing Date (as defined in the Credit Agreement) occurred to and including the last day of the most recently ended fiscal quarter of the Company prior to the Reference Time for which financial statements have been delivered pursuant to Section 5.01(a) or (b) of the Credit Agreement (or, if Adjusted Core Earnings is a deficit, minus 100% of such deficit).

“Daily VWAP” means the per share volume-weighted average price of the Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “GPMT <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on the relevant Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock on such Trading Day determined, using a volume-weighted average method by a nationally recognized independent investment banking firm retained for this purpose by the Company), determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Delayed Draw Availability Period” means the period from the Closing Date (as defined in the Credit Agreement) until March 25, 2021, unless such period is extended by Granite Point Operating Company LLC pursuant to the Credit Agreement.

“Delayed Draw Term Facility” means the senior secured delayed draw term loan facility under the Credit Agreement in an aggregate principal amount of up to $75 million.

“Disqualified Institutions” means (i) the Persons identified in writing on that certain list delivered by the Company to the initial Warrantholder on or prior to the date of the initial Warrant (as such list may be updated from time to time in accordance with this paragraph as described below, the “DQ List”), (ii) any Affiliate of any Person described in clause (i) above that is reasonably identifiable as an Affiliate of such Person solely on the basis of such Affiliate’s name, and (iii) any other Affiliate of any Person described in clause (i) above that is identified from time to time in a written notice to the Warrantholder as described below; provided that (x) following the date hereof, the DQ List shall be updated to the same extent the similar DQ List is updated in the Credit Agreement, or if the Credit Agreement is no longer outstanding, with the consent of the majority of the holders of the Warrants (which consent shall not be unreasonably delayed, conditioned or withheld) to add one or more additional Persons (provided, that in no event shall the Company add more than five (5) additional Persons to the DQ List during the term of the Warrant), (y) no such update shall apply retroactively to disqualify any Person that has previously acquired a Warrant (but such Person and any of its Affiliates that are Disqualified Institutions shall be prohibited from acquiring any additional Warrants except to the extent otherwise expressly agreed to in writing by the Company) and (z) any designation of a Person as a Disqualified Institution after the date hereof that is permitted pursuant to this definition shall become effective no later than the third Business Day after written notice thereof by the Company to the Warrantholder in accordance with Section 20 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Excluded Issuance” means any issuance of shares of Common Stock, options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities (i) pursuant to a strategic acquisition by the Company or any subsidiary by merger, asset purchase, stock purchase or any other similar transaction or in connection with a strategic partnership, (ii) under the Company’s 5.625% convertible senior notes due 2022 outstanding on the date hereof or any securities issued to refinance or replace all or any portion of such notes to the extent that the number of shares of Common Stock issued in such refinancing (or the maximum number of shares of Common Stock underlying any options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities) does not exceed the aggregate of (x) the maximum number of shares of Common Stock then issuable upon conversion of the 5.625% convertible senior notes that are being refinanced and (y) the Excluded Issuance Cap (as defined below), (iii) under the Company’s 6.375% convertible senior notes due 2023 outstanding on the date hereof or any securities issued to refinance or replace all or any portion of such notes to the extent that the number of shares of Common Stock issued in such refinancing (or the maximum number of shares of Common Stock underlying any options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities) does not exceed the aggregate of (x) the maximum number of shares of Common Stock then issuable upon conversion of the 6.375% convertible senior notes that are being refinanced and (y) the Excluded Issuance Cap (as defined below), (iv) to employees, consultants, agents, officers or directors of the Company or any subsidiary pursuant to any employee stock option plan, stock incentive plan or similar arrangement or (v) to banks, landlords, lenders, equipment lessors or investors in connection with any debt financing, equipment financing or other non-equity financing transaction, in an amount not to exceed the Excluded Issuance Cap. The “Excluded Issuance Cap” means a total number of shares not to exceed, for clauses (ii)(y), (iii)(y) and (v) in the aggregate, an amount equal to 1% of the Company’s total outstanding equity. For the avoidance of doubt, (A) no adjustments will be required under Section 15(C) hereto with respect to any excess issuance referred to under clauses (ii) or (iii) above unless such excess issuance would have required an adjustment under Section 15(C) hereto were it a separate issuance that was not an Excluded Issuance and (B) for purposes of calculating the use of the Excluded Issuance Cap, (i) a percentage will be calculated at the time of any issuance pursuant to clauses (ii)(y), (iii)(y) and (v) based on the Company’s total outstanding equity at the time of such issuance and such calculated percentages will be subtracted from the 1% permitted by such cap and (ii) an issuance pursuant to clauses (ii)(y), (iii)(y) and (v) shall only count against the Excluded Issuance Cap if an adjustment would have been required under Section 15(C) hereto but for such issuance being an Excluded Issuance.

“Exercise Price” means $6.47 (as such price may be adjusted from time to time pursuant to Section 15 hereof).

“Expiration Time” has the meaning set forth in the Preamble.

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property determined as follows:

(a)            if the security is listed on the NYSE, the Daily VWAP of the security measured over the five (5) Trading Day period ending on and including the specified date (or, if the specified date is not a Trading Day, the five (5) Trading Day period ending on the Trading Day immediately preceding the specified date);

(b)            if the security is not then listed on a U.S. national securities exchange, the Daily VWAP of the security measured over the five (5) Trading Day period ending on and including the specified date (or, if the specified date is not a Trading Day, the five (5) Trading Day period ending on the Trading Day immediately preceding the specified date), as reported on the principal over-the-counter quotation system on which such security trades; or

(c)            in all other cases, as reasonably determined by a majority of the Board of Directors, acting in good faith.

For purposes of the definition of “Fair Market Value,” references to the Common Stock and its applicable Bloomberg page in the definition of “Daily VWAP” and to the Common Stock in the definition of “Trading Day” shall be deemed to refer to the security specified in clause (a) or (b) above (and its corresponding Bloomberg page).

“GAAP” means generally accepted accounting principles in effect in the United States in effect and applicable to the accounting period in respect of which reference to GAAP is made.

“Governing Instruments” means, with regard to any entity and for purposes of the definition of “Independent Director,” the articles of incorporation or certificate of incorporation and bylaws in the case of a corporation, the certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the certificate of formation and operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents in each case as amended.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission, arbitrator or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

“Independent Director” means a member of the Board of Directors who is “independent,” as determined by the Board of Directors, in accordance with (i) the Company’s Governing Instruments and (ii) the rules of the NYSE or such other securities exchange on which the shares of Common Stock are listed. For the avoidance of doubt, an employee of any of the following Persons does not qualify as an Independent Director: any PIMCO Investor (as defined in the Investor Rights Agreement), Allianz, any of their respective Affiliates or, to the extent constituting a Standstill Party (as defined in the Investor Rights Agreement), any Related Fund of any of the foregoing.

“Initial Exercise Date” has the meaning set forth in the Preamble.

“Investment Guidelines” means the investment guidelines approved by the Board of Directors, as the same may be amended, restated, modified, supplemented or waived pursuant to the approval of a majority of the entire Board of Directors (which, for purposes of the definition of “Core Earnings” must include a majority of the Independent Directors).

“Investor Rights Agreement” means that certain Investor Rights Agreement, dated September 25, 2020, by and among the Company, the PIMCO Investors (as defined in the Investor Rights Agreement) and the other investors party thereto from time to time.

“Issue Date” has the meaning set forth in the title of this Warrant.

“Last Reported Closing Price” means, with respect to a particular security, on any given day, the last reported sale price, regular way, or, in case no such reported sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case on the principal national securities exchange on which the applicable securities are listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the last quoted bid price in the over-the-counter market as reported by OTC Markets Group or similar organization. “Last Reported Closing Price” shall be determined without reference to after hours or extended hours trading. If such security is not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Last Reported Closing Price shall be deemed to be the fair market value per share of such security as determined in good faith by the Board of Directors in reliance upon an opinion of a nationally recognized independent investment banking firm retained by the Company for this purpose. For the purposes of determining the Last Reported Closing Price of the Common Stock on the Trading Day preceding, on or following the occurrence of an event, (i) that Trading Day shall be deemed to commence immediately after the regular scheduled closing time of trading on the NYSE or, if trading is closed at an earlier time, such earlier time and (ii) that Trading Day shall end at the next regular scheduled closing time, or if trading is closed at an earlier time, such earlier time (for the avoidance of doubt, and as an example, if the Last Reported Closing Price is to be determined as of the last Trading Day preceding a specified event and the closing time of trading on a particular day is 4:00 p.m. and the specified event occurs at 5:00 p.m. on that day, the Last Reported Closing Price would be determined by reference to such 4:00 p.m. closing price).

“Market Reference Price” means the arithmetic average of the Daily VWAPs over the two (2) Trading Days following, but not including, the date the applicable Notice of Exercise is delivered.

“Notice of Exercise” has the meaning set forth in Section 4.

“NYSE” means the New York Stock Exchange.

“Ordinary Cash Dividends” means cash dividends on shares of Common Stock, provided that Ordinary Cash Dividends for any fiscal year shall not include any cash dividends declared in such fiscal year to the extent in excess of an amount equal to the greater of (i) 90% of Cumulative Adjusted Core Earnings of the Company and its consolidated subsidiaries for the period of four (4) consecutive fiscal quarters most recently ended on or prior to the date of such declaration for which annual or quarterly consolidated financial statements of the Company have been filed with the SEC on Form 10-K or 10-Q, as applicable, or otherwise made available to the Warrantholder and (ii) the amount of such dividends required to (x) maintain the Company’s status as a real estate investment trust under Sections 856 through 860 of the United States Internal Revenue Code of 1986, as amended (the “Code”), or (y) avoid the payment by the Company or its subsidiaries (other than any “taxable REIT subsidiary,” as defined in Section 856(l) of the Code) of any federal, state or local income or excise tax (including, but not limited to, Sections 857 and 4981 of the Code).

“Ownership Limitations” means the limitations on Transfers, Beneficial Ownership and Constructive Ownership (each as defined in the Company’s Articles of Amendment and Restatement) of shares of Capital Stock contained in the Company’s Articles of Amendment and Restatement, as amended from time to time.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“PIMCO” means Pacific Investment Management Company LLC, a Delaware limited liability company.

“Reference Time” has the meaning set forth in the definition of Cumulative Adjusted Core Earnings.

“Regulatory Approvals” with respect to the Warrantholder, means, to the extent applicable and required to permit the Warrantholder to exercise this Warrant for shares of Common Stock and to own such Common Stock without the Warrantholder being in violation of applicable law, rule or regulation, the receipt of any necessary approvals and authorizations of, filings and registrations with, notifications to, or expiration or termination of any applicable waiting period under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Related Fund” means, with respect to any Person, any fund or investment vehicle managed, administered or advised by (i) such Person, (ii) an Affiliate of such Person, or (iii) an entity or an Affiliate of an entity that manages, administers or advises such Person.

“Relevant Price” means, as of any time, the product of (x) 0.85 and (y) the lower of (a) the Exercise Price in effect immediately prior to such time and (b) the most recent Last Reported Closing Price per share of the Common Stock.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Share” or “Shares” has the meaning set forth in the Preamble.

“Target Investments” means the types of investments described under “Business—Our Target Investments” in the Company’s prospectus dated June 22, 2017, relating to the Company’s sale of Common Stock to the public through underwriters pursuant to the Company’s Registration Statement on Form S-11 (No. 333-218197), subject to, and including, any changes to the Investment Guidelines that may be approved by the Board of Directors from time to time.

“Trading Day” means (A) if the shares of Common Stock are traded on any national or regional securities exchange or association or over-the-counter market, a Business Day on which such relevant exchange or quotation system is scheduled to be open for business and on which the shares of Common Stock (i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market for any period or periods aggregating one half hour or longer; and (ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the shares of Common Stock or (B) if the shares of Common Stock are not traded on any national or regional securities exchange or association or over-the-counter market, a Business Day.

“Transfer Agent” has the meaning set forth in Section 5(A)(i)(1).

“United States” and “U.S.” mean the United States of America.

“Warrant” has the meaning set forth in the Preamble.

“Warrantholder” has the meaning set forth in the Preamble.

2.	Number of Shares; Exercise Price. The Warrantholder is entitled, upon the terms and subject to the conditions hereinafter set forth, to acquire from the Company, in whole or in part on or after the Initial Exercise Date, fully paid and nonassessable Shares, at a purchase price per Share equal to the Exercise Price, provided that (a) the Warrantholder’s rights to acquire up to (subject to the adjustment provisions contained in Section 15 hereof) of such Shares pursuant hereto shall be subject to vesting on a pro rata basis as draws occur under the Delayed Draw Term Facility, (b) this Warrant shall not be exercisable for such unvested Shares unless and until a proportional draw occurs under the Delayed Draw Term Facility (subject to the other terms and conditions hereof) and (c) this Warrant shall be automatically cancelled in full with respect to the Warrantholder’s rights to acquire up to of such Shares pursuant hereto if no such draw occurs during the Delayed Draw Availability Period (or automatically cancelled in part on a pro rata basis with the amount of any undrawn commitments under the Delayed Draw Term Facility that are terminated or expire from time to time pursuant to the Credit Agreement). At the end of the Delayed Draw Availability Period, to the extent the number of Shares that may be issued hereunder is subject to adjustment as a result of the vesting provisions above, the Warrantholder shall surrender this Warrant as described in Section 4 and the Company shall deliver a new warrant to the Warrantholder reflecting such adjustment. The number of Shares and the Exercise Price are subject to adjustment as provided herein, and all references to “Common Stock,” “Shares” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments.

3.	Limitation on Shares Deliverable Upon Exercise of Warrant. Notwithstanding anything to the contrary in this Warrant, no Warrantholder shall be entitled to receive Shares upon exercise of this Warrant to the extent (but only to the extent) that such receipt would result in a violation of the Ownership Limitations, unless the Company provides an exemption from the Ownership Limitations as permitted by its Articles of Amendment and Restatement, in its sole discretion. Any purported delivery of Shares upon exercise of this Warrant will be void and have no effect to the extent (but only to the extent) that such delivery would result in violation of the Ownership Limitations, unless the Company provides an exemption from the Ownership Limitations as permitted by its Articles of Amendment and Restatement, in its sole discretion.

4.	Exercise of Warrant; Term. Subject to Section 3, the Company’s rights pursuant to Section 5(A)(i)(2) below and the receipt of all Regulatory Approvals, to the extent permitted by applicable laws and regulations, the right to purchase the Shares represented by this Warrant is exercisable, in whole or in part by the Warrantholder, at any time or from time to time after the Initial Exercise Date, but in no event later than the Expiration Time, by (A) the surrender of this Warrant and delivery of the Notice of Exercise annexed hereto (the “Notice of Exercise”), duly completed and executed on behalf of the Warrantholder, by hand delivery, e-mail or facsimile, at the principal executive office of the Company located at 3 Bryant Park, 24th Floor, New York, New York, 10036, email: legal@gpmtreit.com, facsimile: 347-246-4045 (or such other office or agency of the Company in the United States as the Company may designate by notice in writing to the Warrantholder at the address of the Warrantholder appearing on the books of the Company), and (B) payment of the Exercise Price for the Shares thereby purchased at the election of the Warrantholder by means of a Cashless Exercise as set forth in the paragraph below.

Subject to Section 3 and subject to the Company’s rights pursuant to Section 5(A)(i)(2) below, any exercise of all or any part of this Warrant by the Warrantholder shall be made on a “cashless” or “net-issue” exercise basis (a “Cashless Exercise”) by surrendering this Warrant and delivering to the Company a Notice of Exercise, as a result of which the Warrantholder shall be entitled to receive a number of shares of Common Stock calculated using the following formula:

X	=	Y * (A - B) A

where:	X =	the number of shares of Common Stock to be issued to the Warrantholder

Y =	the number of shares of Common Stock with respect to which the Warrant is being exercised

A =	the Market Reference Price

B =	the then-current Exercise Price of the Warrant

The Company and the Warrantholder agree to treat the Cashless Exercise of this Warrant pursuant to this Section 4 as a recapitalization under Section 368(a)(1)(E) of the Code.

If the Warrantholder does not exercise this Warrant in its entirety, the Warrantholder will be entitled to receive from the Company within five (5) Business Days, a new warrant in substantially identical form for the purchase of that number of Shares equal to the difference between the number of Shares subject to this Warrant and the number of Shares as to which this Warrant is so exercised. Notwithstanding anything in this Warrant to the contrary, the Warrantholder hereby acknowledges and agrees that its exercise of this Warrant for Shares is subject to the condition that the Warrantholder will have first received any applicable Regulatory Approvals.

5.	Mechanics of Exercise; Conditional Exercise; Cancelled Warrants; Representations, Warranties and Covenants of the Company.

(A)	Mechanics of Exercise.

(i)	Delivery of Certificates and/or Book-Entry Shares or Cash Upon Exercise.

(1)	Subject to the Company’s rights pursuant to Section 5(A)(i)(2) below, Shares purchased hereunder shall be transmitted by the Company’s transfer agent (the “Transfer Agent”) to the Warrantholder by, at the Warrantholder’s request (A) crediting the account of the Warrantholder’s prime broker with The Depository Trust Company through its Deposit or Withdrawal at Custodian system if the Company is then a participant in such system, (B) physical delivery of certificates to the address specified by the Warrantholder in the Notice of Exercise or (C) entry on the books of the Company (or the Transfer Agent, if any), in each case by no later than the fourth (4th) Trading Day after the date of a Cashless Exercise. The applicable Shares shall be deemed to have been issued, and the Warrantholder or any other Person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date of a Cashless Exercise. Notwithstanding the foregoing, the Company shall not be required to deliver shares through the system of The Depositary Trust Company if it determines that a legend is required to be included on the Shares being delivered.

(2)	The Company shall have the right, at its option, to settle any exercise of this Warrant in whole or in part in cash in lieu of the issuance of Shares. If the Company elects to settle all or any portion of an exercise of this Warrant in cash, upon surrender of the Warrant and delivery of the Notice of Exercise to the Company in conformity with the foregoing provisions, the Company shall within four (4) Trading Days thereafter pay an amount in cash equal to the product of (x) the number of Shares to which the Warrantholder is entitled pursuant to Section 4 for which the Company elects to settle in cash and (y) the Market Reference Price, such amount to be paid by wire transfer of immediately available funds to a bank account designated by the Warrantholder. If the Company elects to settle all or any portion of an exercise of this Warrant in cash, it will notify the Warrantholder of such election no later than 5:00 p.m., New York City time on the second (2nd) Trading Day following the date the applicable Notice of Exercise was delivered. If the Company elects to settle an exercise of this Warrant in part in cash, the Company shall deliver the remaining Shares in accordance with Section 5(A)(i)(1). Notwithstanding anything to the contrary in this Warrant, if the adjustments provided for in Section 15(C) result in a total number of shares issuable upon exercise of the aggregate amount of the warrants that represents more than 19.9% of the outstanding Common Stock as of the date hereof (with such maximum number of shares subject to adjustment for any events under Section 15(A)), the Company shall be deemed to have elected to settle the portion of any exercise of this Warrant above such maximum number of shares of Common stock in cash pursuant to this Section 5(A)(i)(2) unless either (1) the Company obtains shareholder approval for such excess issuance in shares or (2) such excess issuance is permitted by the NYSE without shareholder approval.

(ii)	Closing of Books. The Company shall not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant pursuant to the terms hereof.

(B)	Conditional Exercise. Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a public offering or a sale of the Company (pursuant to a merger, sale of stock, or otherwise), such exercise may, at the election of the Warrantholder (set forth in the applicable Notice of Exercise), be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction, provided that such exercise occurs on or after the time the underwriting or purchase agreement for such transaction is entered into.

(C)	Cancelled Warrants. If the Initial Term Loan Commitment (as defined in the Credit Agreement) of the Warrantholder has not been funded in the amount requested by the Borrowers (as defined in the Credit Agreement), pursuant to the Credit Agreement at or prior to 11:59 p.m., New York City time, on September 30, 2020, this Warrant will be null and void without any further action.

(D)	Representations, Warranties and Covenants of the Company. The Company hereby represents, warrants, covenants and agrees, as applicable, that:

(i)	The Company (x) is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, (y) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as currently proposed to be conducted, to issue and enter into this Warrant and to carry out the transactions contemplated thereby, and (z) except where the failure to do so, individually or in the aggregate, has not had, and could not be reasonably expected to have, a material adverse effect on the business, assets, financial condition or operations of the Company, is qualified to do business and, where applicable is in good standing, in every jurisdiction where such qualification is required.

(ii)	This Warrant is duly authorized and validly issued. This Warrant constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(iii)	The execution, delivery and performance by the Company of this Warrant does not and will not (x) violate any material provision of applicable law or the Governing Instruments of the Company or its subsidiaries, (y) conflict with, result in a breach of, or constitute (with the giving of any notice, the passage of time or both) a default under any material agreement of the Company or its subsidiaries or (z) result in or require the creation or imposition of any lien upon any assets of the Company or its subsidiaries.

(iv)	During the period this Warrant is outstanding, the Company will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Shares upon the exercise of any purchase rights represented by this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Shares upon the exercise of the purchase rights under this Warrant. The Company shall take all such action as may be reasonably necessary or appropriate to assure that such Shares may be issued as provided herein without violation of any applicable law or regulation, any requirements of the principal securities exchange upon which Shares may be listed at the time of such exercise or any preemptive or similar rights of any equity holder of the Company. The Company shall procure, at its sole expense, the listing of the Shares issuable upon exercise of this Warrant, subject to issuance or notice of issuance, on the principal securities exchange on which the Common Stock is then listed or traded.

(v)	For the avoidance of doubt, the Company will not, by amendment of its Governing Instruments or through any consolidation, merger, reorganization, distribution or dividend, transfer of assets, dissolution, issue, sale or exchange of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant.

(vi)	All Shares which may be issued upon the exercise of the purchase rights represented by this Warrant shall, upon exercise of the purchase rights represented by this Warrant and payment for such Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges (other than liens or charges created by the Warrantholder, except as otherwise provided herein, income and franchise taxes incurred in connection with the exercise of the Warrant or taxes in respect of any transfer occurring contemporaneously therewith).

(vii)	Before taking any action which would result in an adjustment in the number of Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock at the Exercise Price as so adjusted.

6.	No Fractional Shares. No fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a Share that the Warrantholder would otherwise be entitled to purchase upon such exercise, the Company shall, at the Company’s election, either (A) pay to such Warrantholder an amount in cash (by delivery of a certified or official bank check or by wire transfer of immediately available funds) equal to the product of (1) such fraction multiplied by (2) the Last Reported Closing Price on the Trading Day immediately following the date the applicable Notice of Exercise was delivered or (B) round up to the nearest whole share.

7.	No Rights as Stockholders. This Warrant does not entitle the Warrantholder to any voting rights or other rights as a stockholder of the Company prior to the date of exercise hereof, nor shall anything contained in this Warrant be construed to confer upon the Warrantholder, as such, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise. For the avoidance of doubt, nothing in this Section 7 shall limit the Warrantholder’s rights under the Investor Rights Agreement.

8.	Charges, Taxes and Expenses. The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issue or delivery of Shares to the Warrantholder upon the exercise of this Warrant. The Company shall not, however, be required to pay any tax or governmental charge which may be payable upon exercise of this Warrant or payable in respect of any transfer involved in the issue and delivery of Shares in a name other than that of the Warrantholder to be exercised, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

9.	Accredited Investor. The Warrantholder acknowledges that the Warrant and the Shares issuable upon exercise have not been registered under the Securities Act or under any state securities laws. The Warrantholder expressly warrants that it (A) is acquiring the Warrant (and any Shares issuable upon exercise) pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute the Warrant (or any Shares issuable upon exercise) to any person in violation of the Securities Act or any applicable U.S. state securities laws, (B) will not sell or otherwise dispose of any of the Warrant (or any Shares issuable upon exercise), except in compliance with the registration requirements or exemption provisions of the Securities Act and any applicable U.S. state securities laws, (C) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks and of making an informed investment decision, and has conducted a review of the business and affairs of the Company that it considers sufficient and reasonable, (D) is able to bear the economic risk and at the present time is able to afford a complete loss of such investment and (E) is an “accredited investor” (as that term is defined by Rule 501 under the Securities Act).

10.	Transfer/Assignment.

(A)	Subject to compliance with clauses (B) and (C) of this Section 10, this Warrant and all rights hereunder are transferable, in whole or in part, upon the books of the Company by the registered holder hereof in person or by duly authorized attorney, and a new warrant shall be made and delivered by the Company, of the same tenor and date as this Warrant but registered in the name of one or more transferees, upon surrender of this Warrant, duly endorsed, to the office or agency of the Company described in Section 4. Notwithstanding the foregoing, no transfers of this Warrant shall be permitted to any Disqualified Institutions without consent of the Company, in its sole discretion. All expenses (other than stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the new warrants pursuant to this Section 10 shall be paid by the Company.

(B)	This Warrant shall not be transferrable prior to the Initial Exercise Date; provided that prior to such date the Warrantholder shall be permitted to transfer all or a portion of this Warrant to any of its Affiliates or Related Funds.

(C)	The Warrantholder understands that, until such time as the Warrant or the Shares have been sold pursuant to an effective registration statement under the Securities Act, or the Shares are eligible for resale pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold or the need to comply with the public information requirements, the Warrant or the Shares (as applicable) will bear a restrictive legend substantially as follows: “THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF ONLY IF SUCH SECURITIES HAVE BEEN REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR SUCH STATE SECURITIES LAWS.” Additionally, if required by the authorities of any state in connection with the issuance or sale of the Warrant or the Shares, the Warrant or the Shares (as applicable) shall bear the legend required by such state authority.

11.	Exchange and Registry of Warrant. This Warrant is exchangeable, upon the surrender hereof by the Warrantholder to the Company, for a new warrant or warrants of like tenor and representing the right to purchase the same aggregate number of Shares. The Company shall maintain a registry showing the name and address of the Warrantholder as the registered holder of this Warrant. This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at the office of the Company, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

12.	Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in the case of any such loss, theft or destruction, upon receipt of a bond, indemnity or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company shall make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same aggregate number of Shares as provided for in such lost, stolen, destroyed or mutilated Warrant.

13.	Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding day that is a Business Day.

14.	Rule 144 Information. The Company covenants that it shall use its reasonable best efforts to timely file (after taking into account any time accommodating and applicable SEC rules) all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of any Warrantholder, make publicly available such information as necessary to permit sales pursuant to Rule 144 or Regulation S under the Securities Act). Upon the written request of any Warrantholder, the Company will deliver to such Warrantholder a written statement that it has complied with such requirements.

15.	Adjustments and Other Rights. The Exercise Price and the number of Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows; provided, that if more than one subsection of this Section 15 is applicable to a single event, the subsection shall be applied that produces the largest adjustment and no single event shall cause an adjustment under more than one subsection of this Section 15 so as to result in duplication:

(A)	Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall (i) declare and pay a dividend or otherwise make a distribution on its Common Stock, in any such case, payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant), (ii) subdivide (by any stock split, recapitalization or otherwise) the outstanding shares of Common Stock into a greater number of shares, or (iii) combine (including by way of reverse stock split) or reclassify the outstanding shares of Common Stock into a smaller number of shares, the number of Shares issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the Warrantholder after such date shall be entitled to purchase the number of shares of Common Stock which such holder would have owned or been entitled to receive in respect of the shares of Common Stock subject to this Warrant after such date had this Warrant been exercised immediately prior to such date. In such event, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment and (2) the Exercise Price in effect immediately prior to the record or effective date, as the case may be, for such dividend, distribution, subdivision, combination or reclassification giving rise to this adjustment by (y) the new number of Shares issuable upon exercise of the Warrant determined pursuant to the immediately preceding sentence. Any adjustment made pursuant to this Section 15(A) shall, in the case of such a dividend or distribution, become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and, in the case of a subdivision, combination or re-classification, become effective immediately after the effective date of such subdivision, combination or re-classification. In the event that any such dividend or distribution is not so made, the Exercise Price and the number of Shares issuable upon exercise of this Warrant then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to make such dividend or distribution, to the Exercise Price that would then be in effect and the number of Shares that would then be issuable upon exercise of this Warrant if such record date had not been fixed.

(B)	Other Distributions. In case the Company shall fix a record date for the making of a distribution to any or all holders of shares of its Common Stock of securities, evidences of indebtedness, assets, cash, rights, warrants or other property (excluding (i) Ordinary Cash Dividends and (ii) other dividends or distributions referred to in Section 15(A)), in each such case, the Exercise Price in effect prior to such record date shall be reduced immediately thereafter to the price determined by multiplying the Exercise Price in effect immediately prior to the reduction by the quotient of (x) the Last Reported Closing Price of the Common Stock on the last Trading Day preceding the first date on which the Common Stock trades regular way on the principal national securities exchange on which the Common Stock is listed or admitted to trading without the right to receive such distribution, minus the amount of cash and/or the Fair Market Value of the securities, evidences of indebtedness, assets, rights, warrants or other property to be so distributed in respect of one share of Common Stock divided by (y) such Last Reported Closing Price on such date specified in clause (x); such adjustment shall be made successively whenever such a record date is fixed. In such event, the number of Shares issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment, and (2) the Exercise Price in effect immediately prior to the distribution giving rise to this adjustment by (y) the new Exercise Price determined in accordance with the immediately preceding sentence. In the event that such distribution is not so made, the Exercise Price and the number of Shares issuable upon exercise of this Warrant then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights, cash, warrants or other property, as the case may be, to the Exercise Price that would then be in effect and the number of Shares that would then be issuable upon exercise of this Warrant if such record date had not been fixed.

(C)	Issuances Below Exercise Price and Market Price. If the Company shall, at any time or from time to time after the Issue Date, issue any shares of Common Stock, options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities (other than in an Excluded Issuance) for consideration per share that is less than the Relevant Price, then such Exercise Price shall forthwith be lowered to a price equal to the price obtained by multiplying (a) the Exercise Price in effect immediately prior to the issuance of such Common Stock, options, rights or securities by (b) a fraction of which (x) the numerator shall be the sum of (i) the number of shares of Common Stock outstanding on a fully-diluted basis immediately prior to such issuance and (ii) the number of additional shares of Common Stock which the aggregate consideration for the number of shares of Common Stock so offered would purchase at the Relevant Price and (y) the denominator shall be the number of shares of Common Stock outstanding on a fully-diluted basis immediately after such issuance. For purposes of determining the consideration per share:

(i)	in the case of the issuance of Common Stock for cash in a public offering or private placement, the consideration shall be deemed to be the amount of cash paid therefor before deducting therefrom any discounts, commissions or placement fees payable by the Company to any underwriter or placement agent in connection with the issuance and sale thereof;

(ii)	in the case of the issuance of Common Stock for consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the Fair Market Value thereof; and

(iii)	in the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities, (x) the consideration shall be deemed to equal the aggregate consideration received by the Company for any such securities and related options or rights plus the additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities or the exercise of any related options or rights (assuming full conversion or exercise), (y) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock or upon conversion of or in exchange for any such convertible or exchangeable securities shall be deemed to have been issued at the time such options or rights were issued and (z) on any change in the number of shares or exercise price of Common Stock deliverable upon exercise of any such options or rights or conversions of or exchanges for such securities, other than a change resulting from the anti-dilution provisions thereof, the Exercise Price shall forthwith be readjusted to such Exercise Price as would have been obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change or options or rights related to such securities not converted prior to such change been made upon the basis of such change.

Upon the expiration of any options to purchase or rights to subscribe for Common Stock which have not been exercised, the Exercise Price computed in connection with the original issue thereof shall be recomputed as if the only additional shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such options to purchase or rights to subscribe for Common Stock, and the consideration received therefor was the consideration actually received by the Company for the issue of the options to purchase or rights to subscribe for Common Stock that were exercised, plus the consideration actually received by the Company upon such exercise. No further adjustment of the Exercise Price adjusted upon the issuance of any such options, rights, convertible securities or exchangeable securities shall be made as a result of the actual issuance of Common Stock on the exercise of any such rights or options or any conversion or exchange of any such securities.

(D)	Adjustments Upon Reorganization, Reclassification, Consolidation or Merger. In the event of any (i) capital reorganization of the Company, (ii) reclassification of the stock of the Company (other than a reclassification of Common Stock referred to in Section 15(A)), (iii) consolidation or merger of the Company with or into another Person, (iv) sale of all or substantially all of the Company’s assets to another Person or (v) other similar transaction (other than any such transaction covered by Section 15(A)) in each case which entitles all or substantially all of the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or property with respect to or in exchange for Common Stock, each Warrant shall, immediately after such reorganization, reclassification, consolidation, merger, sale or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Shares then exercisable under this Warrant, be exercisable for the kind and number of shares of stock or other securities or property of the Company or of the successor Person resulting from such transaction to which the Warrantholder would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or similar transaction if the Warrantholder had exercised this Warrant in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction and acquired the applicable number of Shares then issuable hereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Warrant); and, in such case, appropriate adjustment shall be made with respect to the Warrantholder’s rights under this Warrant to insure that the provisions of this Section 15 shall thereafter be applicable, as nearly as possible, to this Warrant in relation to any shares of stock, securities or property thereafter acquirable upon exercise of this Warrant. In determining the kind and amount of stock, securities or property receivable upon exercise of this Warrant following the consummation of such transaction, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such transaction, then the Warrantholder shall have the right to make a similar election (including, without limitation, being subject to similar proration constraints) upon exercise of this Warrant with respect to the number of shares of stock or other securities or property which the Warrantholder will receive upon exercise of this Warrant. The provisions of this Section 15(D) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or similar transactions.

(E)	Rounding of Calculations; Minimum Adjustments. All calculations under this Section 15 shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. Any provision of this Section 15 to the contrary notwithstanding, no adjustment in the Exercise Price or the number of Shares into which this Warrant is exercisable shall be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of Common Stock, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or 1/10th of a share of Common Stock, or more.

(F)	Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this Section 15 shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (i) issuing to the Warrantholder of this Warrant exercised after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such exercise by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such exercise before giving effect to such adjustment and (ii) paying to such Warrantholder any amount of cash in lieu of a fractional share of Common Stock; provided, however, that the Company upon request shall deliver to such Warrantholder a due bill or other appropriate instrument evidencing such Warrantholder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

(G)	Statement Regarding Adjustments. Whenever the Exercise Price or the number of Shares into which this Warrant is exercisable shall be adjusted as provided in Section 15, the Company shall forthwith file at the principal office of the Company a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that shall be in effect and the number of Shares into which this Warrant shall be exercisable after such adjustment, and the amount of withholding taxes, if any, that would be payable by the Company as a result of the adjustment, as described in Section 15(N). The Company shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each Warrantholder at the address appearing in the Company’s records.

(H)	Notice of Adjustment Event. In the event that the Company shall fix a record date for an event of the type described in Section 15(A) or Section 15(B) or enter into binding documentation for an event described in Section 15(C) or Section 15(D) (but only if such action would reasonably be expected (at the time such record date is fixed or such binding documentation is entered into, as applicable) to result, under this Section 15, in an adjustment in the Exercise Price or the number of Shares into which this Warrant is exercisable or a change in the type of securities or property to be delivered upon exercise of this Warrant), the Company shall give notice to the Warrantholder, in the manner set forth in Section 20, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such event is anticipated to take place. Such notice shall also set forth the facts, to the extent then known, with respect thereto as shall be reasonably necessary to indicate the effect on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of this Warrant. The Company shall use commercially reasonable efforts to provide any such notice at least five (5) days prior to such record date (with respect to Section 15(A) or Section 15(B)) or the entry into such binding documentation (with respect to Section 15(C)) and, in any event, shall provide notice no later than ten (10) days following any such record date (with respect to Section 15(A) or Section 15(B)) or the entry into such binding documentation (with respect to Section 15(C) or Section 15(D)); provided, that failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action, and shall not affect any claims or rights resulting from the failure to properly provide such notice pursuant this Warrant. The Company will be deemed to have provided the notice required pursuant to this Section 15(H) if the Company furnishes or files such information with the SEC via the EDGAR (or successor) filing system and such information is publicly available not less than ten (10) days following such record date (with respect to Section 15(A) or Section 15(B)) or the entry into such binding documentation (with respect to Section 15(C) or Section 15(D)).

(I)	Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 15, the Company shall take any action which may be necessary, including obtaining regulatory, NYSE or other applicable national securities exchange or stockholder approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock that the Warrantholder is entitled to receive upon exercise of this Warrant pursuant to this Section 15.

(J)	Adjustment Rules. Any adjustments pursuant to this Section 15 shall be made successively whenever an event referred to herein shall occur. If an adjustment in Exercise Price made hereunder would reduce the Exercise Price to an amount below par value of the Common Stock, then such adjustment in Exercise Price made hereunder shall reduce the Exercise Price to the par value of the Common Stock.

(K)	No Adjustment as a Result of Preferred Stock. Notwithstanding anything to the contrary contained herein, no adjustment shall be made as a result of any dividend or distribution on the Company’s 10% cumulative redeemable preferred stock paid pursuant to the terms thereof as in existence on the date hereof.

(L)	Participation in Dividends. The Warrantholder, as the holder of this Warrant, prior to exercise of this Warrant shall not be entitled to receive any dividends paid and distributions of any kind (including (a) cash or any other property or securities, or (b) any rights, options or warrants to subscribe for or purchase any of the foregoing) made to the holders of Common Stock, other than pursuant to this Section 15.

(M)	Other Issuances of Equity Securities. Notwithstanding anything to the contrary contained herein, except as specifically set forth in Sections 15(A), (B), (C) or (D), no adjustment will be made to the Exercise Price as a result of the Company issuing Common Stock or convertible securities in a public or private offering, as compensation, or otherwise.

(N)	Withholding. The Warrantholder shall indemnify the Company for any liability for withholding tax on any constructive dividends for tax purposes resulting from an adjustment described in this Section 15. Promptly following the Warrantholder’s receipt of the notice described in Section 15(G), the Warrantholder shall remit to the Company the full amount of such withholding taxes (or evidence reasonably satisfactory to the Company that a reduced amount of withholding shall apply, together with payment of the reduced amount). Notwithstanding anything to the contrary in this Section 15, the adjustments to the Exercise Price described in this Section 15 shall not be effective until the Warrantholder has complied with its obligations pursuant to the preceding sentence. This Section 15(N) shall survive the exercise, lapse, transfer, or termination of this Warrant. If there is more than one permissible method to determine the amount of the constructive dividend for tax purposes, the Company will select the method that results in the lowest constructive dividend amount.

16.	Investor Rights Agreement. During the Standstill Period (as defined in the Investor Rights Agreement), as a condition to any transfer of this Warrant, the transferee shall execute a joinder and become party to the Investor Rights Agreement and be bound by the applicable provisions thereof, including the standstill provisions of Section 8 therein, whether or not such transferee is entitled to the registration rights and/or certain other rights included in such Investor Rights Agreement.

17.	Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. Each of the parties hereto agrees (A) to submit to the exclusive personal jurisdiction of the State or Federal courts in the Borough of Manhattan, The City of New York, (B) that exclusive jurisdiction and venue shall lie in the State or Federal courts in the State of New York, and (C) that notice may be served upon such party at the address and in the manner set forth for such party in Section 20 hereof. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS WARRANT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

18.	Binding Effect. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall be binding upon and inure to the benefit of the parties hereto and their respective the successors and permitted assigns. The provisions of this Warrant are intended to be for the benefit of the Warrantholder from time to time of this Warrant and shall be enforceable by the Warrantholder or holder of Shares.

19.	Amendments. This Warrant may be amended and the observance of any term of this Warrant may be waived only with the written consent of the Company and the Warrantholder.

20.	Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed.

Notices and other communications hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites). Notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause of notification that such notice or communication is available and identifying the website address therefor.

All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to the Company, to:

Granite Point Mortgage Trust Inc.
3 Bryant Park, 24th Floor

New York, NY 10036

Attention: General Counsel
Tel: 646-540-7940
Email: legal@gpmtreit.com

With a copy to (which copy alone shall not constitute notice):

Skadden, Arps, Slate, Meagher and Flom LLP
One Manhattan West
New York, NY 10001
Attention: Joseph A. Coco, Esq.; Michael J. Zeidel, Esq.
Tel: 212-735-3050; 212-735-3259
Email: joseph.coco@skadden.com; michael.zeidel@skadden.com

If to the Warrantholder, to the address (or facsimile number or e-mail) set forth on Schedule A hereto.

21.	Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Warrantholder to exercise this Warrant to purchase Shares, and no enumeration herein of the rights or privileges of the Warrantholder, shall give rise to any liability of the Warrantholder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

22.	Remedies. The Warrantholder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

23.	Severability. Any provision of this Warrant held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

24.	Entire Agreement. This Warrant, the forms attached hereto and the documents referenced herein, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or undertakings with respect thereto.

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[Form of Notice of Exercise]

Date: _________

TO: Granite Point Mortgage Trust Inc.

RE: Election to Purchase Common Stock

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby agrees to subscribe for and purchase the number of shares of the Common Stock set forth below covered by such Warrant. The undersigned, in accordance with Section 4 of the Warrant, hereby agrees to pay the aggregate Exercise Price for such shares of Common Stock by means of Cashless Exercise. A new warrant evidencing the remaining shares of Common Stock covered by such Warrant, but not yet subscribed for and purchased, if any, should be issued in the name set forth below.

Number of Shares of Common Stock: ____________________

Aggregate Exercise Price: ___________________________

Conditional Exercise: ☐ ___________________________

Date of Underwriting or Purchase Agreement: __________________________

Method of Delivery:   ☐        Book Entry

☐        Certificated

☐        Electronic

If to Prime Broker please provide Prime Broker account information:

Warrantholder:

By:

Name:

Title:

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by a duly authorized officer.

Dated:                       , 20

GRANITE POINT MORTGAGE TRUST INC.

By:
Name:
Title: